UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 6, 2016

OvaScience, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35890	45-1472564
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 Fourth Street Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 500-2802

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 6, 2016, Christophe Couturier commenced employment as the Chief Financial Officer of OvaScience, Inc. (the “Company”).

Mr. Couturier, 51, previously served in various roles with Merck KGaA (Darmstadt, Germany), a global science and technology company in healthcare, life science and performance materials. Most recently, he was Senior Vice President and General Manager at Merck KGaA, where he led the Merck KGaA/Pfizer Global Immuno-Oncology Alliance. From September 2014 to March 2016, he was Senior Vice President of the Merck—KGaA/Sigma-Aldrich Integration Program.  From January 2014 through September 2014, he served as Senior Vice President - Head of Bioscience Business. From January 2011 through December 2013, he was Vice President-Head of Services — Process Solutions Business. From April 2010 to January 2011, he was Vice President at the Merck KGaA/Millipore Integration Office. Between 2004 and 2010, Mr. Couturier served in multiple roles, including as the Vice President of Corporate Financial Planning and Analysis and Vice President of Finance Operations in the Bioprocess and BioScience divisions.  Prior to joining Merck KGaA in 2004, Mr. Couturier worked as an Associate Partner at IBM Business Consulting Services, as a Finance Director at Lloyds Pharmacy and as a Head of Finance for Novartis, with positions in Hungary, Norway, Turkey and Switzerland.  Mr. Couturier received a Baccalaureate, Serie C from Lycee Marcellin Berthelot and an MBA from ESSEC Business School, both in France.

Pursuant to the terms of the Offer Letter (as defined below), Mr. Couturier will receive an annual base salary of $400,000 and may be awarded an annual discretionary target bonus of up to fifty percent (50%) of his annual salary, provided that he may receive as much as 150% of his target bonus if he exceeds his performance objectives. The bonus award, if any, will be determined by the Board, or a committee thereof in its sole discretion, based on the achievement of performance objectives.

Pursuant to the Offer Letter, Mr. Couturier will receive an option to purchase 200,000 shares of Common Stock of the Company, at an exercise price of per share equal to the closing price of the Company’s Common Stock on the NASDAQ Global Market on the date of grant. The stock option will have a ten-year term, vest over four years, with 25% of the shares vesting on September 6, 2017 and 6.25% of the shares vesting each quarter thereafter.  This stock option will be granted outside of the Company’s 2012 Stock Incentive Plan as an inducement material to Mr. Couturier’s acceptance of employment in accordance with NASDAQ Listing Rule 5635(c)(4).  Mr. Couturier also will receive a restricted stock unit award representing the right to receive 50,000 shares of the Company’s Common Stock, which will vest over four years, 25% of which will vest on September 6, 2017 and 6.25% of which will vest each quarter thereafter.  In the event of a change of control (as defined in Mr. Couturier’s employment agreement with the Company, or the “Offer Letter”) of the Company where Mr. Couturier’s employment is terminated by the Company without cause (as defined in the Offer Letter) or Mr. Couturier resigns for good reason (as defined in the Offer Letter) within one year of the change of control, the vesting of the stock options and restricted stock units will accelerate in full.  Additionally, if Mr. Couturier remains employed by the Company as of the first regularly scheduled meeting of the Board of Directors or the Compensation Committee of the Board of Directors in 2017, Mr. Couturier may receive, subject to the percentage achievement of performance objectives to be determined by the Compensation Committee or the Board of Directors and approval of such grant by the Compensation Committee or the Board of Directors, an additional grant of up to 75,000 options.

Under the terms of the Offer Letter, Mr. Couturier employment with the Company may be terminated at any time, with or without cause and without any prior notice, by either Mr. Couturier or the Company. If the Company terminates Mr. Couturier’s employment without cause or Mr. Couturier terminates his employment for good reason, he will be entitled to receive (a) continuation of his then-current base salary for a period of six months (the “Severance Period”), which will be payable in periodic installments over the same period and (b) continuation of COBRA health insurance premiums at the Company’s then-normal rate of contribution during the Severance Period.

Mr. Couturier has also agreed to certain obligations not to compete or directly or indirectly solicit for employment certain current and former key employees and officers of OvaScience during the term of his employment with OvaScience and for the 12 month period following termination of his employment with OvaScience.

The foregoing is a summary description of the terms and conditions of the Offer Letter and is qualified in its entirety by reference to the Offer Letter, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

There are no family relationships between Mr. Couturier and any director or executive officer of the Company that are required to be disclosed pursuant to Item 401(d) of Regulation S-K. In addition, there are no transactions between the Company and Mr. Couturier, or any member of Mr. Couturier’s immediate family that are required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On September 6, 2016, Jeffrey Young resigned as the Company’s Chief Financial Officer to pursue other opportunities.  Mr. Young will remain with the Company for a month to assist with transition.

Item 9.01. Financial Statements and Exhibits

(d)           Exhibits

10.1        Offer Letter, executed September 6, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OVASCIENCE, INC.

Date: September 6, 2016	/s/ Harald Stock, Ph.D.
Harald Stock, Ph.D.
President and Chief Executive Officer